PROSPECTUS and	PRICING SUPPLEMENT NO. 35
PROSPECTUS SUPPLEMENT, each	Dated September 9, 2019
Dated April 7, 2017, as supplemented	Registration Statement No. 333-217193
by Supplement No. 1 dated June 27, 2018 and	Filed Pursuant to Rule 424(b)(2)
Supplement No. 2 dated January 4, 2019

U.S. $8,400,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES G

Due 9 Months or More from Date of Issue

$400,000,000 1.950% Fixed Rate Senior Notes Due June 13, 2022

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422EVA4 / US24422EVA45

Date of Issue*:	September 12, 2019

Maturity Date:	June 13, 2022

Principal Amount:	$400,000,000

Price to Public:	99.871% plus accrued interest, if any, from September 12, 2019

Interest Payment Dates:	Semi-annually on June 13th and December 13th, commencing on December 13, 2019 (short first coupon) and ending on the maturity date

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	1.950% per annum

Redemption Provisions:	None

Plan of Distribution:
	Name	Principal Amount Of Notes
	Citigroup Global Markets Inc.	$90,000,000
	Deutsche Bank Securities Inc.	90,000,000
	HSBC Securities (USA) Inc.	90,000,000
	J.P. Morgan Securities LLC	90,000,000
	BNP Paribas Securities Corp.	10,000,000
	Credit Agricole Securities (USA) Inc.	10,000,000
	Credit Suisse Securities (USA) LLC	10,000,000
	Loop Capital Markets LLC	10,000,000
	Total	$400,000,000

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.721% plus accrued interest, if any, from September 12, 2019.

* Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade the notes on the date hereof will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

Notice to Prospective Investors in the United Kingdom

The communication of this pricing supplement and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”).  Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom.  The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement relates will be engaged in only with, relevant persons.  Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement or any of its contents.

Notice to Prospective Investors in the European Economic Area

This pricing supplement is not a prospectus for the purposes of the Prospectus Directive (as defined below). This pricing supplement has been prepared on the basis that any offer of Notes in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Notes. Accordingly any person making or intending to make an offer in that Relevant Member State of Notes which are the subject of the offering contemplated in this pricing supplement may only do so in circumstances in which no obligation arises for John Deere Capital Corporation (the “Issuer”) or any of the Agents to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer.  Neither the Issuer nor the Agents have authorised, nor do they authorise, the making of any offer of Notes in circumstances in which an obligation arises for the Issuer or the Agents to publish a prospectus for such offer. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.